UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):      December 22, 2006

CVB FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	0-10140 (Commission file number)	95-3629339 (I.R.S. employer identification number)

701 North Haven Avenue, Ontario, California (Address of principal executive offices)	91764 (Zip Code)

Registrant’s telephone number, including area code:      (909) 980-4030

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2.):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 5.02         Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

                On December 22, 2006, the Compensation Committee (the “Committee”) of CVB Financial Corp. (“CVB”) approved a deferred compensation plan (the “Plan”) for its President and Chief Executive Officer, Christopher D. Myers. Under the Plan, which shall become effective on January 1, 2007, Mr. Myers may defer up to 75% of his base salary and up to 100% of his bonus for each calendar year in which the Plan is effective. CVB has the discretion to make additional contributions to the Plan for the benefit of Mr. Myers.

                Interest shall be credited to Mr. Myers' account balance at a fixed rate of at least 6% plus a bonus rate equal to the sum, if any, of the Treasury Bond Rate and 2% less 6%. The Committee has the discretion to make available to Mr. Myers one or more measurement funds, based on certain mutual funds, for the purpose of crediting or debiting additional amounts to Mr. Myers' deferrals. The amount to be credited to Mr. Myers' account balance is determined assuming Mr. Myers' account balance had been hypothetically allocated among the measurement funds.

                Mr. Myers may elect to receive scheduled distributions from the Plan at his discretion. In addition, Mr. Myers may elect to receive all or part of his Plan balance following retirement in one lump sum or in annual installments for a period of up to 15 years. A copy of the Plan will be filed with CVB's Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

SIGNATURES

                 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                                        CVB FINANCIAL CORP.
                                                                                                                        (Registrant)

Date: December 27, 2006	By: /s/ Edward J. Biebrich, Jr. Edward J. Biebrich, Jr., Executive Vice President and Chief Financial Officer